UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2006

Commission File Number 0-27958

FLANDERS CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	13-3368271
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2399 26th Avenue North, St. Petersburg, Florida	33713
(Address of principal executive offices)	(Zip Code)

(727) 822-4411

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

{}	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and financial conditions

Attached as an exhibit is the Company’s press release regarding

“Flanders announces Year end Earnings of $0.48 per Share”

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 15,2006	FLANDERS CORPORATION

By: /s/ Steven K. Clark

Steven K. Clark
Chief Executive Officer

EXHIBIT INDEX

99.1	Press release regarding Flanders announces Year end Earnings of $0.48 per Share

Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Flanders announces Year end Earnings of $0.48 per Share

St. Petersburg, Florida, February 15, 2006 – Flanders Corporation (NASDAQ:FLDR), today announced its results for the year ended December 31, 2005.  Net earnings were $12.5 million or $0.48 per share, up 28% from $9.8 million, or $0.37 per share for 2004.  Revenues for the year were $229 million up 15% from $200 million for 2004.

Steve Clark, President and C.E.O., commented, “We are pleased with this year's performance but see opportunity for improvement as we introduce some of our product lines,  in particular,  our new 'Nested filter'.  We continue to gain market share in each of our product lines and believe that our product offerings will continue to drive market expansion. As we continue to expand our markets and automate our plants we should generate additional cash to fund our advertising initiatives.  Increased volume, automation, and innovative products should lead to increased gross margin. "

Robert Amerson, Chairman of the Board, commented “Operating result exceeded my expectations and our new innovative products are driving the increase in market share.  Interest in our high-end containment products for government and commercial settings continues to expand.  We are working on several contracts in this area, and believe that we will see continued expansion in this market.  "

Conference Call

A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m.  EST on Thursday, February 16, 2006 to discuss 2005 fourth quarter and year-end operating results.   People wishing to participate in the conference call should dial 866-425-6193.

	2005		2004
Net sales	$229,276	100.0%	$199,933	100.0%
Gross profit	52,917	23.1	48,288	24.2
Operating expenses	35,297	15.4	33,569	16.8
Operating income	17,620	7.7	14,719	7.4
Nonoperating expense	(375)	(.2)	(368)	(.2)
Earnings before income taxes	17,245	7.5	14,351	7.2
Provision for income taxes	4,739	2.1	4,581	2.3
Net earnings	12,506	5.5	9,770	4.9

Net Sales: Net sales for 2005 increased by $29,343 or 14.7%, to $229,276, from $199,933 for 2004.  The increase in net sales was due to our success in increasing our market share across generally all lines of our business.

Gross Profit:  Gross profit for 2005 increased $4,629 or 9.6%, to $52,917 which made up 23.1% of net sales, from $48,288 for 2004, which made up 24.2% of net sales.  The gross profit increase was principally due to a higher sales volume while the decrease in gross profit percentage was primarily attributable to increases in direct labor, transportation,   raw material costs , and initial costs associated with new product offerings .

Operating Expenses:  Operating expenses for 2005 increased $1,728, or 5.1%, to $35,297, from $33,569 in 2004. The increase in operating expenses was primarily caused by a higher sales volume in 200 5 ..  Operating expenses as a percentage of sales decreased in 2005 to 15.4% from 16.8% due primarily to the higher sales volume covering certain fixed overhead costs ..

Flanders is a leading air filtration products manufacturer.  Flanders' products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

This press release contains forward-looking statements that are inherently subject to risk.  These forward-looking statements are not intended to be promises or predictions of the future and may be affected by a number of factors that may change the currently anticipated outcome.  These factors include market acceptance of Flanders’ products, competition in the marketplace for Flanders' products, the success of retailers and distributors through which Flanders sells its products, Flanders' ability to contain costs and maintain production and efficiency with a reduced workforce, a determination by potential Flanders customers that the higher cost of its high-end filtration systems can be justified for general application, Flanders’ ability to successfully retrofit existing buildings with effective sophisticated filtering and air handling systems, the ability to increase its high end containment products for commercial and governmental settings, the success of Flanders CSD (Flanders Complete Services Division), the ability to continue implementation of vertical integration of our raw material supplies and the  development of increased demand for its high-end products.  Many of these factors are not within Flanders’ control.  These factors, and others, are discussed in Flanders’ periodic reports filed with the Securities and Exchange Commission and should be reviewed by the reader of this press release.

For further information on Flanders and its products, visit its web site at http://www.flanderscorp.com/ or contact Steven Clark at (727) 822-4411.